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                                                                    Exhibit 99.1

First National Bancshares
___________________________________________________________________

    "First National Bancshares to Acquire The Trust Company of Florida"

For Immediate Release

Thursday, October 17, 2003

Contact: Paul Welsh, Sr. Vice President
         1st National Bank & Trust
         941-746-4964 Ext. 103

Bradenton, Florida -

First National Bancshares Inc., the parent of 1st National Bank & Trust, announced today that it has entered into an agreement to acquire The Trust Company of Florida. The Trust Company of Florida is a non-depository trust company chartered under Florida law based in Sarasota County. The company provides trust and estate planning services to its clients. The Trust Company of Florida was founded in 2000 with offices in Venice and Leesburg. It has over $78 million in assets under management. The consideration for the purchase will be in the form of stock of First National Bancshares, Inc.and cash.

"The merger will give our company the opportunity to further expand our services as well as becoming a part of a well managed organization that is noted for quality and profitability. Also, Trust Company customers will have access to other products offered by First National including financial planning and mutual fund investment's" said Mary G. Toundas, President of Trust Company of Florida.

1st National Bank & Trust has recently expanded into Sarasota by opening a loan production office earlier this year.


Consumation of the transaction is expected by the end of the first quarter of 2004 and is subject to regulatory approval and approval by the shareholders of The Trust Company of Florida.

More Information can be obtained at the web site of First National at www.firstnbt.com, under investor relations, or through the company's stock symbol FBMT.


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